Exhibit 99.6

2005 NON-EMPLOYEE DIRECTOR
DISTRIBUTION ELECTION AND BENEFICIARY DESIGNATION FORM

First Name	Last Name	SSN

DISTRIBUTION ELECTION: You may delay your distribution date, provided you complete and submit a new Distribution Election Form to the Corporate Benefits Department at least one (1) year prior to the date payment would have commenced. The request to delay your distribution date must defer payment for at least an additional five (5) years beyond the original commencement date.

Please make an election in both Section A and Section B below

A.	If the vested value of my Supplemental Plan is $25,000 or greater as of the last day of the month in which I retire or terminate my service from the board, I elect the following distribution date and form of distribution payment:

1. DISTRIBUTION DATE*:

Please select one of the following distribution dates for your Supplemental Plan Account Balance.

                    Sixty (60) days following my termination of service from the board with the Company, including death, disability or retirement

                    On January 31 of the calendar year following the year of my termination of service with the Company, including death, disability or retirement

                    At the end of the calendar quarter following the calendar quarter of my termination of service with the Company (i.e., March 31, June 30, September 30, or December 31.)

2. DISTRIBUTION PAYMENT OPTIONS*

Please select one of the following distribution payment options.

                    Lump Sum Payment

                    20 Quarterly Installments (5 years)

                    40 Quarterly Installments (10 years)

                    60 Quarterly Installments (15 years)

*If you do not make an election for the form of your distribution payment, quarterly installments over a 10-year period commencing in the quarter following the quarter of termination is the default distribution payment.

B.	If the vested value of my Supplemental Plan is less than $25,000 as of the last day of the month in which I retire or terminate my service, I elect the following form of distribution:

Lump Sum Payment – 60 days after date of termination of service or retirement. Your Supplemental account will be valued and frozen on the 60th day. A live check will be generated from Ingram Micro within 2 weeks of that date and mailed to your home address.

Lump Sum Payment – January 31st of the Calendar Year following termination of service or retirement. Your Supplemental Plan account will be valued and frozen on January 31st. A live check will be generated from Ingram Micro within 2 weeks after January 31st and mailed to your home address.

C.	BENEFICIARY DESIGNATION: In the event of my death, the following beneficiaries are to share equally, unless otherwise specified, in my deferred compensation account.

Name	Relationship	Social Security Number	Percentage

By signing below, I authorize Ingram Micro to distribute my deferred compensation account according to the distribution election chosen above. I understand that my distribution will be reported as taxable income on my 1099 in the year(s) of distribution.

Non-Employee Director’s Signature	Date